PRESIDIO CAPITAL CORP. ANNOUNCES TRANSFER OF CLASS B SHARES

FOR IMMEDIATE RELEASE

Contact:  Tony Smith (441) 295-9166

Hamilton HM DX, Bermuda - September 9, 1997 -- Presidio Capital Corp. ("PCC" or the "Company"), a British Virgin Islands Corporation and the post-bankruptcy successor to Integrated Resources, Inc., announced today that on August 28, 1997, IR Partners, holder of all of the outstanding Class B Common Shares of the Company, contributed its entire interest in the Company to an affiliate of IR Partners. Subsequent to the contribution, Presidio Holding Company, LLC ("PHC") purchased the interests of this affiliate. After giving effect to such sale, PHC is the owner of approximately 67.55% of the outstanding Common Shares of the Company. In connection with the sale, Charles E. Davidson and Joseph M. Jacobs resigned as Class B directors.

          In connection with the foregoing sale, PHC acquired the limited partner interests in T-Two General, L.P. and agreed to acquire Roundhill Associates Limited Partnership and Roundhill Associates Limited Partnership II (collectively, the "T-2 Organizers"), the owners of T-Two Holding, LLC ("T-2"). PHC also entered into a management agreement with the general partner of T-Two General, L.P., and the existing administrative services agreement among Wexford Management LLC, T-Two Partners, L.P. and T-Two Corp. was terminated.

          Pursuant to the Rights Offering Agreement, dated as of March 19, 1996, among the Company, the T-2 Organizers and T-2, the T-2 Organizers are obligated to conduct a rights offering, or equivalent transaction, in favor of PCC shareholders. The rights offering is to be made to such holders of PCC common shares at an exercise price and on such terms as are approved by a majority of the Class A Directors. As owner of more than 58% of the Class A Common Shares and owner of the T-2 Organizers, PHC will be able to determine the terms of such rights offering.

          On August 20, 1997, Angelo, Gordon & Co., L.P. and M.H. Davidson & Co. sent a notice to the Board of Directors of the Company in which they indicated that through funds and accounts managed by them, they were the beneficial owners of a majority of the Shares of the Company not held by "Control Parties" for purposes of the Company's Memorandum of Association. Furthermore, they requested that Jeffrey H. Aronson and Thomas L. Kempner be appointed as directors of the Company effective as of August 20, 1997 or as promptly as practicable thereafter in accordance with the Memorandum of Association of the Company and applicable law.

          The Company has filed an application to withdraw its application for a declaratory judgment with respect to a written resolution of PHC dated July 25, 1997.

          Presidio Capital Corp. is engaged in the liquidation and disposition of the assets of Integrated, which were acquired pursuant to the Sixth Amended Plan of Reorganization submitted by the Subordinated Bondholders Committee and the Steinhardt Group. The plan of the reorganization was consummated on November 3, 1994.

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